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                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made and entered into on this 13th day of February, 1994, by and between DAVID F. TUFARO, an individual resident of the State of Maryland (the "Executive"), SUMMIT PROPERTIES INC., a Maryland corporation, and SUMMIT MANAGEMENT COMPANY, a Maryland corporation. Summit Properties Inc. and Summit Management Company are referred to herein collectively as the "Company";

                              W I T N E S S E T H:

         WHEREAS, Executive has been employed by the Company or its affiliates or certain of their predecessors for approximately nine (9) years; and

         WHEREAS, Executive will continue to be employed by the Company and one or more of its affiliates after the initial public offering of the Common Stock of Summit Properties Inc.; and

         WHEREAS, the Company also desires to employ Executive, and Executive desires to be employed by the Company on the terms and conditions contained in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

Section 1.        Employment.

         Subject to the terms of this Agreement, the Company hereby employs Executive, and Executive hereby accepts such employment with the Company. Executive initially shall serve as an officer of the Company in the capacity(ies) of Executive Vice President and Chief Operating Officer/Baltimore of Summit Properties Inc. and Vice President of Summit Management Company and initially shall have the duties, rights and responsibilities normally associated with such position(s) consistent with the Bylaws of summit Properties Inc. and Summit Management Company, respectively, together with such other reasonable duties relating to the operation of the business of the Company and its affiliates as may be assigned to him from time to time by the Board of Directors of Summit Properties Inc. (the "Board") or as may otherwise be provided in such Bylaws. Executive shall devote his full business time, skills and best efforts to rendering services on behalf of the Company and its affiliates and shall exercise such care as is customarily required by executives undertaking similar duties for entities similar to the Company.




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Section 2.        Compensation; Expenses

         2.1 Base Salary. Commencing on the Effective Date (as defined in ss. 3.1), the Company shall pay Executive during the term of Executive's employment under this Agreement, a base salary equal to One Hundred Fifty Thousand Dollars ($150,000) per annum (the "Base Salary"), which amount shall be subject to adjustment, if any, in accordance with this ss. 2.1. The Compensation Committee of the Board (the "Committee") shall review Executive's Base Salary on an annual basis, and the Committee upon such review and in its sole discretion, may increase or decrease Executive's Base Salary by an amount which the Committee deems appropriate in light of the Company's and Executive's performance during the period covered by such review; provided, however, that Executive's Base Salary shall not be reduced below One Hundred Fifty Thousand Dollars ($150,000) per annum. The Base Salary, less all applicable withholding taxes, shall be paid to Executive in accordance with the payroll procedures in effect with respect to officers of the Company.

         2.2 Incentive Compensation. In addition to the Base Salary payable to Executive pursuant to S 2.1 and any special compensatory arrangements which the Committee provides for Executive, effective as of the Effective Date, Executive shall be entitled to participate in any incentive compensation plans in effect with respect to senior executive officers of the Company, with the criteria for Executive's participation in such plans to be established by the Committee in its sole discretion.

         2.3 Stock Options. Executive shall be entitled to participate in employee stock option plans from time to time established for the benefit of employees of the Company in accordance with the terms and conditions of such plans.

         2.4 Expenses. Executive shall be reimbursed for all reasonable business-related expenses incurred by Executive at the request of or on behalf of the Company.

         2.5 Participation in Employee Benefit Plans. Executive shall be entitled to participate in such medical, dental, disability, hospitalization, life insurance, profit sharing and other benefit plans as the Company shall maintain from time to time for the benefit of executive officers of the Company, on the terms and subject to the conditions set forth in such plans. In addition, during the term of this Agreement, Executive shall be entitled to a comprehensive annual physical performed, at the Company's expense, by the physician or medical group of Executive's choosing.

         2.6 Vacation. In addition to Company holidays, Executive shall receive such paid vacation time each year during the term of this Agreement consistent with vacation policies of the Company for its executive officers. Any unused vacation days in any year may not be carried over to subsequent years, and Executive shall receive no additional compensation for any unused vacation days.


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         2.7 Perquisites. Executive shall be entitled to be reimbursed for such dining club dues and to receive such individual perquisites as are consistent with the Company's policies applicable to its executive officers.

Section 3.        Term of Employment

         3.1 Term of Employment. Unless earlier terminated in accordance with ss. 3.2, the employment of Executive under this Agreement shall commence as of the date (the "Effective Date") Summit Properties Inc. successfully consummates an initial public offering of its Common Stock, and shall continue up to, but not including, the second anniversary of such date (the "Original Term"). Following the Original Term, the employment relationship under this Agreement shall automatically continue unless and until terminated in accordance with ss.3.2.

         3.2 Termination. Executive's employment under this Agreement may be terminated

                  (a) by the Company upon the death of Executive (which shall be referred to as a "Death Termination") or total disability of Executive (total disability meaning the inability of Executive to perform his normal required services under this Agreement for a period of six consecutive months during the term of this Agreement by reason of Executive's mental or physical disability, as determined by the Board in good faith in its sole discretion) (which shall be referred to as a "Disability Termination"); or

                  (b) by the Company for "cause," which shall exist only upon the occurrence of one or more of the following: (i) Executive is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company, as determined by the Board in good faith in its sole discretion, (ii) Executive engages in a fraudulent act to the material damage or prejudice of the Company or any affiliate of the company or in conduct or activities materially damaging to the property, business or reputation of the Company or any affiliate of the Company, all as determined by the Board in good faith in its sole discretion, (iii) any material act or omission by Executive involving malfeasance or negligence in the performance of Executive's duties to the Company to the material detriment of the Company, as determined by the Board in good faith in its sole discretion, which has not been corrected by Executive within thirty (30) days after written notice from the Company of any such act or omission, (iv) failure by Executive to comply in any material respect with the terms of this Agreement or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by Executive within thirty (30) days after written notice from the Company of such failure, or (v) material breach by Executive of that certain noncompetition agreement between Executive and the Company of even date herewith (the "Noncompetition Agreement") as determined by the Board in good faith in its sole discretion (which shall be referred to individually and collectively as a "For Cause Termination"); or

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                  (c) by the Company for any reason other than a For Cause
         Termination, Death Termination or Disability Termination and after giving 180 days' prior written notice to Executive (which shall be referred to as a "No Cause Termination"); or

                  (d) by Executive voluntarily for any reason other than an Employee-Initiated Termination (as defined in ss. 3.2(e)) at any time on or after the third anniversary of the Effective Date and after giving 180 days' prior written notice to the Company (which shall be referred to as a "Voluntary Termination"); or

                  (e) by Executive for "cause", which shall exist upon the occurrence of either of the following, provided that in either case the Board has not corrected such material reduction described below within thirty (30) days after written notice by Executive of such material reduction: (i) there is a material reduction in Executive's duties, rights or responsibilities under this Agreement without his consent, or
         (ii) there is a material decrease in the aggregate value of Executive's compensation and benefits package from the Company without his consent, other than a reduction in Executive's Base Salary that is permitted under the provisions of 5 2.1 and other than a reduction in compensation and/or benefits affecting a broad group of employees of the Company as determined by the Board in good faith in its sole discretion (which shall be referred to as an "Employee-Initiated Termination").

Section 4.        Result of Termination

         4.1 Termination As Result of Voluntary Termination or For Cause Termination. If Executive's employment under this Agreement is terminated as a result of a Voluntary Termination or a For Cause Termination, Executive shall not thereafter be entitled to receive any Base Salary for periods following such termination; provided, however, that Executive shall be entitled to receive any Base Salary which may be owed to Executive but is unpaid as of the date on which Executive's employment is terminated.

         4.2 Termination As Result of No Cause Termination or Employee-Initiated Termination. If Executive's employment under this Agreement is terminated as a result of a No Cause Termination or an Employee-Initiated Termination, Executive shall be entitled to receive (i) any Base Salary which may be owed to Executive but is unpaid as of the date on which Executive's employment is terminated and
(ii) his Base Salary as in effect on the date of such termination for the period up to, but not including, the fifth anniversary of the Effective Date or, if later, through the remainder of his term of employment under any extension of this Agreement. The payment of such Base Salary pursuant to clause (ii) of the preceding sentence shall be made at such intervals in accordance with the Company's payroll procedures in effect from time to time with respect to officers of the Company but no less frequently than monthly. In addition, in the event of Executive's death following a No Cause Termination or an Employee-Initiated Termination, any Base Salary payable to Executive under this
Section 4.2 and not yet paid on the date of Executive's death shall be paid to Executive's designated beneficiary, if any, or if none, his surviving spouse or, if none, his estate (collectively, the

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"Beneficiary"). Such payments shall be made to the Beneficiary at such times as would otherwise have been payable to Executive under this Section 4.2; provided, however, that the Company may in its discretion pay such Base Salary to the Beneficiary in a lump sum payment in an amount determined in accordance with the methodology set forth in subsection (B) of Section 4.3.

         4.3 Termination as a Result of a Death Termination or a Disability Termination. If Executive's employment under this Agreement is terminated as a result of a Death Termination or a Disability Termination, (i) Executive (or, in the case of a Death Termination, Executive's Beneficiary as defined in Section 4.2) shall be entitled to receive any Base Salary which may be owed to Executive but is unpaid as of that date on which Executive's employment is terminated, and
(ii) Executive (or, in the case of a Death Termination, Executive's Beneficiary as defined in Section 4.2) shall continue to receive Executive's Base Salary for the period up to, but not including, the fifth anniversary of the Effective Date or, if later, through the remainder of his term of employment under any extension of this Agreement. In addition, the following provisions shall apply:

                  (A)      If payment of Base Salary is to be made under clause
                           (ii) of this Section 4.3 due to a Disability
                           Termination, such Base Salary shall be paid at such intervals in accordance with the Company's payroll procedures in effect from time to time with respect to officers of the Company but no less frequently than monthly, and such Base Salary shall be offset by any amounts payable to Executive under any long-term disability plan sponsored by the Company or its affiliates. In the event of Executive's death following a Disability Termination, any Base Salary payable to Executive under this Section 4.3 (taking into account the offset described above, if any) and not yet paid on the date of Executive's death shall be paid to Executive's Beneficiary. Such payments shall be made to the Beneficiary at such times as would otherwise have been payable to Executive under this subsection (A); provided, however, that the Company may in its discretion pay such Base Salary to the Beneficiary in a lump sum payment in an amount determined in accordance with the methodology set forth in subsection (B) of this Section 4.3.

                  (B) In the event of a Death Termination, payments to the Beneficiary shall be made in a single lump sum as soon as practical after Executive's's death. The amount of such lump sum shall be equal to the present value, determined using a 9% interest rate, of the total amount of Base Salary payable to the Beneficiary pursuant to this Section 4.3 and not yet paid on the date of Executive's death.

         4.4 Employee-Benefit Plans and Incentive Compensation and Other Compensatory Arrangements. The benefits, if any, payable to or on behalf of Executive upon his termination of employment from the Company under any employee benefit plan or incentive compensation

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or other compensatory arrangement shall be governed by the terms and conditions for benefit payments set forth in such plans and arrangements.

Section 5.        Miscellaneous

         5.1 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Executive and his executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of Company; and further provided that the Company shall not be entitled to assign or delegate any of its rights or obligations hereunder except to a corporation, partnership or other business entity that is, directly or indirectly, controlled by or under common control with Summit Properties Inc.

         5.2 Construction of Agreement. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

         5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

         5.4 Survival of Agreements. All covenants and agreements made herein shall survive the execution and delivery of this Agreement and the termination of Executive's employment hereunder for any reason.

         5.5 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         5.6 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to be given when delivered personally or mailed first class, registered or certified mail, postage prepaid, in either case, addressed as follows:

                  (a)      If to Executive:

                           David F. Tufaro
                           216 Edgevale Road
                           Baltimore, Maryland 21210


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                  (b)      If to the Company, addressed to:

                           Summit Properties Inc.
                           212 South Tryon Street, Suite 500
                           Charlotte, North Carolina  28281

         5.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         5.8 Entire Agreement. This Agreement, together with the Noncompetition Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and upon the Effective Date, will supersede and replace all prior agreements, written and oral, between the parties hereto or with respect to the subject matter hereof. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                           SUMMIT PROPERTIES INC.


                                           By: /s/ William F. Paulsen
                                               ---------------------------------
                                               Name:    William F. Paulsen
                                               Title:   President


                                           SUMMIT MANAGEMENT COMPANY


                                           By: /s/ John T. Gray
                                               ---------------------------------
                                               Name:    John T. Gray
                                               Title:   President

                                           Collectively, the "Company"


                                           /s/ David F. Tufaro            [SEAL]
                                           -------------------------------
                                           David F. Tufaro
                                           "Executive"



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